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FORM 5      U.S. SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
------               Washington, D.C. 20549           =========================
                                                      OMB Number: 3235-0362
                 ANNUAL STATEMENT OF CHANGES IN       Expires: February 1, 1994
                     BENEFICIAL OWNERSHIP             Estimated average burden
                                                      hours per response...1.0
[_] Check box if no longer subject to Section 16.      -------------------------
    Form 4 or Form 5 obligations may continue.
    See instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(1) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Schachtel         Steven
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   (Last)            (First)            (Middle)


        c/o Lakeland Bancorp, Inc.
        250 Oak Ridge Road
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                     (Street)

  Oak Ridge         New Jersey           07438
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   (City)            (State)             (Zip)

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2. Issuer Name and Ticker or Trading Symbol:

        Lakeland Bancorp, Inc.
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3. IRS or Social Security Number of Reporting Person (Voluntary):

        ###-##-####
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4. Statement for Month/Year:  12/31/00
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5. If Amendment, Date of Original (Month/Year):  06/06/00
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6. Relationship of Reporting Person to Issuer (Check all applicable):


___ Director       ___ 10% Owner         X  Officer          ___ Other
                                        --- (Title Below)        (Specify Below)
                                                             0.01%
President of Leasing Division
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           TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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Title of        2. Trans-        3. Trans-     4. Securities Acquired (A) or   5. Amount of       6. Ownership       7. Nature of
Security        action Date      action        Disposed of (D) (Instr. 3, 4    Securities Bene-   Form: Direct       Indirect
(Instr. 3)      (Month/Day/      Code          and 5)                          ficially Owned at  (D) or Indirect    Beneficial
                Year)            (Instr. 8)                                    End of Issuer's    (I) (Instr. 4)     Ownership
                                                                               Fiscal Year                           (Instr. 4)
Lakeland                                       ------------------------------  (Instr. 3 & 4)
Bancorp, Inc.                                      Amount   (A) or (D)   Price
--------------  ------------     ------------  --------  ----------  --------- -----------------  ---------------  --------------

  Common           11/15/00           S/D          50        A         --            1050                I                 *1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            Table II - Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

S. Schachtel

1. Title of Derivative   2. Conver-  3. Trans-    4. Trans-    5. Number of      6. Date Exercisable and   7. Title and Amount of
Security (Instr. 3)      sion or     action Date  action Code  Derivative Sec-   Expiration Date           Underlying Securities
                         Exercise    (Month/      (Instr. 8)   urities Acquired  (Month/Day/Year)          (Instr. 3 & 4)
                         Price of    Day/Year)                 (A) or Disposed
                         Derivative                            (D) (Instr. 3, 4
                         Security                              & 5)
                                                               ----------------  ------------------------  ----------------------
                                                                                    Date       Expiration              Amount or
                                                                 (A)       (D)   Exercisable      Date       Title     Number of
                                                                                                                        Shares
----------------------   ----------  -----------  -----------  -------   ------- ------------  ----------  ---------  -----------

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1. Title of Derivative    8. Price of     9. Number of Derivative   10. Ownership of   11. Nature of
Security (Instr. 3)       Derivative      Securities Beneficially   Derivative Sec-    Indirect Bene-
                          Securities      Owned at End of Year      urity: Direct (D)  ficial Ownership
                          (Instr. 5)      (Instr. 4)                or Indirect (I)    (Instr. 4)
                                                                    (Instr. 4)
------------------------  --------------  ------------------------  -----------------  ----------------

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Explanation of Responses:
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Codes
S/D Stock Dividend
*1 Owned jointly by Steven & Lauren Schachtel (Lauren is spouse of Steven)

                                /s/  Steven Schachtel                 1/26/01
                                --------------------------------  -------------
                                ** Signature of Reporting Person       Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed.

      If space provided is insufficient, see instruction 6 for procedure.